Exhibit 99.2

Hillrom Announces Launch Of $425 Million Private Placement

Company Intends to Redeem Existing 5.75% Senior Notes due 2023 with Proceeds from the Offering

CHICAGO, Sept. 5, 2019 /PRNewswire/ -- Hill-Rom Holdings, Inc. ("Hillrom" or the "Company") (NYSE: HRC) today announced the planned private offering, subject to market and other conditions, of $425 million in aggregate principal amount of senior unsecured notes (the "Notes"). The Notes will be guaranteed on a senior unsecured basis by certain of Hillrom’s existing and future wholly-owned domestic restricted subsidiaries.

The Company intends to use the net proceeds from the offering of the Notes, together with available cash balances, to redeem all of the Company's outstanding 5.75% Senior Notes due 2023, including payment of related fees and expenses.

The Notes and related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws. The Notes and related guarantees may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes and related guarantees will be offered only to persons reasonably believed to be "qualified institutional buyers" in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and it is neither an offer to sell nor the solicitation of an offer to buy any securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Hillrom

Hillrom is a global medical technology leader whose approximately 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by Advancing Connected CareTM. Around the world, our innovations touch over 7 million patients each day. They help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through connected smart beds, patient lifts, patient assessment and monitoring technologies, caregiver collaboration tools, respiratory care devices, advanced operating room equipment and more, delivering actionable, real-time insights at the point of care. Learn more at hillrom.com.

Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company's future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company's actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements, unless required by law.

SOURCE Hill-Rom Holdings, Inc.